Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of 8i Enterprises Acquisition Corp. (the “Company”) on Form S-1 of our report dated September 19, 2018, except for Note 7, as to which the date is November 20, 2018, and for Notes 3, 5, and 6 as to which the date is February 21, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the Company’s financial statements as of July 31, 2018 and for the period from November 24, 2017 (inception) through July 31, 2018. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ UHY LLP

New York, New York

February 21, 2019